Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 4

Exhibit 99.1

For Immediate Release

Intelligroup® Reports 2008 Revenue Growth of 8.3% to $157 Million,
Operating Income of $11.1 Million and EPS of $0.16

- Hosts Conference Call & Webcast Today at 10:00 a.m. EST -

Princeton, NJ, February 13, 2009 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on enterprise resource planning (ERP) and extended ERP solutions, today announced operating results for its fourth quarter and year end December 31, 2008. Intelligroup will host a conference call today at 10:00 a.m. EST to review its financial results.

Conference Call/Replay: Dial 800-745-9830 or 212-231-2922. A phone replay will be available until Feb. 17, 2009 via 800-633-8284 or 402-977-9140, passcode: 21413842.

Webcast: Available live at www.intelligroup.com/ig_events_webcasts.html or www.earnings.com and archived for 30 days.

2008 Highlights:

  2008 revenue rose 8.3% to $157.1 million

  2008 gross profit rose to $49.5 million compared to $39.7 million in 2007
    Gross margin rose to 31.5% compared to 27.4%

  2008 operating income rose to $11.1 million compared to $3.2 million
    Operating margin rose to 7.1% compared to 2.2%

  2008 other income reflects a $3.1 million foreign exchange (fx) loss compared with a $0.5 million fx gain in 2007

  2008 net income rose to $6.7 million, or $0.16 per diluted share, compared to $3.0 million, or $0.07 per diluted share, in 2007

  Net cash generated by operating activities was $13.2 million in 2008 as compared to net cash used in operating activities of $0.4 million in 2007

Q4 Highlights:

  Q4 ’08 revenue decreased 2.7% to $37.3 million compared to $38.3 million in Q4 '07 and decreased 9.5% compared to Q3 ‘08 revenue of $41.2 million

  Q4 ’08 gross margin rose to 32.5% compared to 30.8% in Q4 ’07 and 31.3% in Q3 ’08

  Q4 ’08 operating margin was 7.9% compared to 8.2% in Q4 ’07 and 9.4% in Q3 ’08

  Q4 ’08 other income reflects an fx loss of $1.4 million compared to an fx gain of $0.1 million in Q4 ’07 and a $0.07 million fx loss in Q3 ’08

  Q4 ’08 net income was $1.0 million, or $0.02 per diluted share, compared to $3.0 million, or $0.07 per diluted share, in Q4 ’07 and $2.7 million, $0.06 per diluted share, in Q3 ’08

  Intelligroup added 34 new customers globally during the quarter

Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 5

Intelligroup President and Chief Executive Officer, Vikram Gulati, commented, “Despite global economic headwinds, we continue to broaden existing customer engagements as well as develop new customer relationships. Our focus on ERP-based services for certain targeted industry verticals closely aligns our business with customer priorities to maximize efficiency, lower costs and drive new revenue. Beyond ongoing customer wins, our ERP expertise is also being recognized through a growing number of industry awards and via strategic relationships with leading ERP solution vendors, helping to drive increased awareness of our offerings.

“Our Q4 results reflect a slowdown in demand from certain clients, including the delay of several projects, the impact of the depreciation of the British Pound and Danish Kroner against the U.S. Dollar, as well as the seasonal quarterly sequential decline in the number of working days resulting from the holidays. By managing overall staffing, bill rates and onsite/offshore mix, we were able to mitigate much of the quarterly impact on revenues, and for all of 2008, Intelligroup achieved significant progress on virtually all key operating metrics.”

Overview of key operating metrics:
	Q4' 08	Q3' 08	Q2' 08	Q1' 08	Q4' 07	2008	2007
Utilization Rate	70%	72%	73%	69%	69%	71%	70%
Billing Rates – Offshore	$24	$24	$23	$23	$22	$24	$21
Billing Rates – Onsite	$110	$108	$106	$106	$104	$107	$103
Revenue Mix – Offshore	32%	29%	30%	28%	28%	30%	28%
Revenue Mix – Onsite	68%	71%	70%	72%	72%	70%	72%
Top 10 Customer Revenue %	38%	36%	36%	40%	40%	35%	41%

Q4 Operating Results:

Revenues for Q4 '08 decreased 2.7% to $37.3 million, compared to $38.3 million in Q4 '07 and declined 9.5% compared to Q3 ’08 primarily due to client requests to delay certain projects. Anticipating some level of business impact from the slowing economy, Intelligroup continued to actively manage its overhead structure, utilization rates, onsite/offshore mix and billing rates, yielding a higher gross margin on a year-over-year basis. Q4 ’08 gross profit increased 2.9% to $12.1 million compared to Q4 ’07 gross profit of $11.8 million, but declined by 5.9% compared to Q3 ’08 gross profit of $12.9 million.

SG&A increased by 6.3% to $8.5 million compared to $8.0 million in Q4 ’07 yet was below the Q3 ’08 level of $8.8 million. The quarterly sequential decline in SG&A reflects the impact of ongoing cost management initiatives as well as the first full quarter’s benefit from the relocation of the company’s headquarters to a new facility. Q4 ’08 operating income was $2.9 million, a 6.6% decrease compared to $3.1 million in Q4 ’07 and 23.9% below operating income of $3.9 million in Q3 ’08.

Intelligroup recorded a foreign exchange loss of $1.4 million in Q4 ’08 reflecting the impact of the Company’s hedging positions on inter-company balances. This compares to a net foreign exchange gain of $0.1 million in Q4 ’07 and a net foreign exchange loss of $0.7 million in Q3 ’08. While hedging remains an important long-term risk management practice and an integral component of onsite-offshore businesses, fluctuations in foreign exchange markets may continue to result in volatility in operating results.

Q4 ’08 net income was $1.0 million, or $0.02 per diluted share, compared to Q4 ’07 net income of $2.9 million, or $0.07 per diluted share, and Q3 ’08 net income of $2.7 million, or $0.06 per share.

Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 6

Intelligroup generated cash from operating activities of $5.9 million in Q4 ’08 and $13.2 million for the full year 2008. The company ended the year with $11.1 million of cash, cash equivalents and short-term investments net of line of credit borrowings, an increase of $9.3 million from year-end 2007.

Alok Bajpai, CFO, added, “The strength of our balance sheet and cash flow positions us well to meet the near-term challenges facing us during these formidable economic times. Operationally, we continue to focus our efforts in key areas such as human resource management to improve utilization and per-employee revenues, as well as on continuing efforts to align our SG&A and capital expenditures with revenues.

“We initiated our share repurchase program during the later part of the quarter and completed purchase of 79,300 shares at an average price of $1.61 per share in Q4 ‘08. Subject to our cash flows and liquidity comfort and the price performance of the shares, we expect to continue to repurchase shares in 2009 as we view accretive share repurchases as an excellent means to enhance shareholder value over the long term. To date in 2009, we have purchased an additional 355,350 shares at an average cost of $1.50 per share, bringing total purchases under the program to approximately 1% of our outstanding shares.”

About Intelligroup, Inc.
Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2007 global annual Pinnacle Award from SAP, was a finalist in the Oracle 2007 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients. Intelligroup clients include Varian Medical, Reckitt Benckiser, Royal Greenland, SAP, GE, Magellan, Hershey’s, Eastman Chemical and Hitachi. For more information please visit www.intelligroup.com.

Safe Harbor for Forwarding-looking Statements:
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including future financial performance and the effect of share repurchase by the company. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2007. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners

INVESTOR CONTACTS:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
(212) 835-8500
itig@jcir.com

Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 7

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
FOR TWELVE MONTH ENDED DECEMBER 30, 2008 AND 2007
(In thousands except par value)

	December 31	December 31
	2008	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$10,161	$8,419
Short-term Investments	1,031	-
Accounts receivable, less allowance for doubtful accounts of $1,996
and $1,240 at December 31, 2008 and December 31, 2007, respectively	23,805	24,493
Unbilled services, less allowance for doubtful accounts of $20
as at December 31, 2008 and $911 at December 31, 2007	10,456	11,393
Deferred tax asset, current portion	545	589
Prepaid expenses and Prepaid Taxes	1,508	1,567
Other current assets	617	1,965
Total current assets	48,123	48,426

Property and equipment, net	5,041	6,470
Goodwill and Intangibles	1,941	3,034
Restricted Cash & Investments	882	4,848
Deferred taxes and other assets	4,243	2,684
Total Assets	$60,230	$65,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$125	$6,566
Accounts payable	4,441	3,542
Accrued payroll and related taxes	11,609	11,645
Accrued expenses and other current liabilities	4,930	4,878
Deferred revenue	735	3,345
Current portion of obligations under capital lease	805	457
Total current liabilities	22,645	30,433

Obligations under capital lease, net of current portion	533	375
Deferred revenue, net of current portion	454	691
Other long-term liabilities	1,556	579
Total Liabilities	25,188	32,078

Commitments and contingencies

SHARE HOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or outstanding	-	-
Common stock, $.01 par value, 50,000 shares authorized
at December 31, 2008 and 2007 & 42,112 and 42,160 shares issued and
outstanding at December 31, 2008 and December 31, 2007, respectively	421	421
Additional paid-in capital	72,089	71,119
Accumulated deficit	(34,100)	(40,789)
Accumulated other comprehensive income (loss)	(3,368)	2,633
Total shareholders’ equity	35,042	33,384
Total liabilities and shareholders’ equity	$60,230	$65,462

Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 8

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in thousands OF U.S. dollars except per share data

	THREE MONTHS ENDED DEC 31,		TWELVE MONTHS ENDED DEC 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$37,305	$38,321	$157,101	$145,066
Cost of revenue	$25,181	26,534	107,635	105,351
Gross profit	12,124	11,786	49,466	39,715

Selling, general and administrative expenses	8,471	7,968	35,938	34,055
Depreciation and amortization	714	673	2,399	2,472
Total operating expenses	9,185	8,641	38,337	36,527

Operating Income	2,939	3,146	11,129	3,188

Interest income (expense), net	(70)	(142)	(238)	(659)
Forex gain (loss), net	(1,411)	142	(3,126)	514
Other income (expense), net	(43)	256	436	641

Income before income taxes	1,415	3,402	8,201	3,684
Provision for income taxes	418	469	1,512	$720
Net Income	$997	$2,933	$6,689	$2,964

Basic net income per share	$0.02	$0.07	$0.16	$0.07
Diluted net income per share	$0.02	$0.07	$0.16	$0.07

Weighted average no. of common shares
outstanding - Basic	42,142	42,109	42,155	42,026
- Diluted	42,203	42,538	42,387	42,115

Intelligroup, Inc. Q4 2008 Results, 2/13/09	page 9

INTELLIGROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR TWELVE MONTHS ENDED DEC 31, 2008 AND 2007
(USD in thousands)

	TWELVE MONTHS ENDED DEC 31,
	2008	2007
Cash flows from operating activities:	(Unaudited)
Net Income	$6,689	$2,964
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	2,759	2,849
Provision for doubtful accounts and advances	1,146	475
Stock compensation expense	1,055	1,127
Exchange loss	1,166	1,169
Deferred taxes	(77)	(158)
Changes in operating assets and liabilities:
Accounts receivable	(1,434)	(3,975)
Unbilled services	742	(1,767)
Prepaid expenses and other current assets	(1,235)	(568)
Other assets	(107)	156
Restricted Cash	3,350	(3,957)
Accounts payable	(1,507)	240
Accrued payroll and related taxes	502	(44)
Accrued expenses and other current liabilities	297	40
Deferred revenue and advanced payments	(1,659)	788
Income taxes payable	1,027	(244)
Other long-term liabilities	515	469
Net cash provided by (used in) operating activities	13,229	(436)

Cash flows from investing activities:
Purchase of property and equipment	(1,915)	(2,840)
Proceeds from sale of equipment	85	107
Purchases of investments	(3,131)	(6,428)
Proceeds from sale of Investments	-	7,250
Acquisition of businesses	-	(3,058)
Net cash used in investing activities	(4,961)	(4,969)

Cash flows from financing activities:
Principal payments under capital leases	(176)	(742)
Stock Repurchase	(130)	-
Proceeds from exercise of stock options	43	292
Net change in line of credit borrowings	(6,034)	1,630
Net cash provided by (used in) financing activities	(6,297)	1,180

Effect of foreign currency exchange rate changes on cash	(228)	367

Net increase (decrease) in cash and cash equivalents	1,743	(3,858)
Cash and cash equivalents - beginning of year	$8,419	$12,277
Cash and cash equivalents - end of year	$10,162	$8,419